Exhibit 99.1

           Fair Isaac Announces Fourth Quarter and Fiscal 2005 Results

    MINNEAPOLIS--(BUSINESS WIRE)--Nov. 2, 2005--

           Annual revenue growth of 13%; Strong improvement
        in fourth quarter earnings drives 42% growth in annual
                          earnings per share

    Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced financial results for its fourth quarter and fiscal year ended September 30, 2005.

    Fourth Quarter Fiscal 2005 Results

    The company reported fourth quarter revenues of $203.3 million in fiscal 2005 versus $190.4 million reported in the prior year period. Net income for the fourth quarter of fiscal 2005 totaled $35.7 million, or $0.53 per diluted share, compared with net income of $14.4 million, or $0.19 per diluted share, reported in the same quarter last year.
    Fourth quarter fiscal 2004 results included an after-tax loss of $6.1 million, or $0.08 per diluted share, recorded in connection with the redemption of the company's convertible subordinated notes.

    Fiscal 2005 Results

    The company reported revenues of $798.7 million in fiscal 2005 versus $706.2 million last year. Net income totaled $134.5 million, or $1.86 per diluted share, compared with net income of $102.8 million, or $1.31 per diluted share, reported last year. Net income in fiscal 2005 was affected by adjustments made in prior quarters that reduced income tax expense by $10.6 million, or $0.14 per diluted share.
    The impact of the adoption of EITF Issue No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share reduced diluted earnings per share by $0.09 in fiscal 2005 and $0.10 in fiscal 2004.
    "We are very pleased with our fiscal 2005 results, especially our growth in revenue, our continued operating margin improvement and our earnings per share growth." said Thomas Grudnowski, Fair Isaac's chief executive officer. "Looking ahead, we continue to be encouraged by the market's ever-increasing awareness and appreciation of the unique kinds of value we deliver through our innovative decision management products and consulting services."

    Fourth Quarter Fiscal 2005 Revenues Highlights

    Revenues for fourth quarter fiscal 2005 across each of the company's four operating segments were as follows:

    -- Strategy Machine Solutions revenues were $109.6 million in the fourth quarter of 2005, compared to $115.1 million in the prior year quarter, or a decrease of 4.8%, primarily due to a decline in revenues associated with marketing services and insurance solutions. These declines were partially offset by solid growth in consumer scoring products, collections and recovery solutions, mortgage banking solutions and fraud solutions.

    -- Scoring Solutions revenues increased to $47.8 million in the fourth quarter from $37.5 million in the prior year quarter, or by 27.5%, primarily due to an increase in revenues derived from risk scoring services at the credit reporting agencies, and PreScore(R) Service.

    -- Professional Services revenues increased to $33.4 million in the fourth quarter from $26.4 million in the prior year quarter, or by 26.5%, primarily due to organic growth driven by the company's customer management, collections and recovery, and fraud solutions, as well as from the acquisition of Braun Consulting, Inc.

    -- Analytic Software Tools revenues increased to $12.6 million in the fourth quarter from $11.4 million in the prior year quarter, or by 10.5%, due to revenues generated from the sales of Blaze Advisor and Model Builder products.

    Fiscal 2005 Revenues Highlights

    Revenues for fiscal 2005 across each of the company's four operating segments were as follows:

    -- Strategy Machine Solutions revenues were $453.7 million in fiscal 2005, compared to $427.6 million in fiscal 2004, or an increase of 6.1%, primarily due to an increase in revenues associated with collections and recovery, fraud, mortgage banking and consumer solutions. These increases were partially offset by a decline in marketing services and insurance solutions.

    -- Scoring Solutions revenues increased to $167.3 million in fiscal 2005 from $142.8 million in fiscal 2004, or by 17.2%, due to an increase in revenues derived from risk scoring services at the credit reporting agencies, as well as from PreScore(R) Service.

    -- Professional Services revenues increased to $129.6 million in fiscal 2005 from $96.7 million in fiscal 2004, or by 34.0%, driven by growth in services supporting our Collections and Recovery, Blaze, Customer Management, and Mortgage Banking solutions, as well as from the acquisition of Braun Consulting, Inc.

    -- Analytic Software Tools revenues increased to $48.0 million in fiscal 2005 from $39.0 million in fiscal 2004, or by 23.1%, mainly due to revenues generated from the sales of Blaze Advisor product, as well as growth from Model Builder product.

    Bookings Highlights

    The company achieved record bookings of $505.0 million for fiscal 2005 versus $441.3 million in fiscal 2004, an increase of 14.4%, exceeding original expectations. The company defines a "new booking" as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved, among other factors, as an important indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company's revenues.

    Balance Sheet and Cash Flow Highlights

    Cash and cash equivalents, and marketable security investments were $288.1 million at September 30, 2005, as compared to $364.3 million at September 30, 2004. Significant changes in cash and cash equivalents from September 30, 2004 include cash provided by operations of $214.1 million; $71.9 million received from the exercise of stock options and stock issued; and $22.7 million from a divestiture. Cash used in fiscal 2005 includes $16.4 million related to purchases of property and equipment, $41.3 million (net of cash acquired) related to acquisitions, and $328.5 million to repurchase company stock under the current and previously authorized share repurchase plans. The remaining balance of the existing share repurchase authorization is $171.4 million.

    Outlook

    First quarter fiscal 2006

    The company expects revenue for first quarter fiscal 2006 of approximately $207.0 million, of which Product (Scoring, Strategy Machines and Analytic Software Tools) revenue will account for approximately $174.0 million and Services revenue will account for approximately $33.0 million. The company also expects earnings per diluted share for the quarter to be approximately $0.50.

    Fiscal 2006

    The company expects revenue for fiscal year 2006 to be in the range of $860.0 million to $900.0 million, of which Product (Scoring, Strategy Machines and Analytic Software Tools) revenue will account for approximately $715.0 million to $745.0 million and Services revenue will account for approximately $145.0 million to $155.0 million. The company also expects earnings per diluted share for fiscal 2006 to be approximately $2.15.
    Guidance for first quarter fiscal 2006 and the full fiscal year reflect the continuation of top-line growth in our core market units and operating margins reported in fourth quarter fiscal 2005. The earnings per share guidance excludes the impact of expensing stock options, which is required by a new accounting standard that the company must adopt in fiscal 2006.
    "In fiscal 2006, we will mark our 50th year of bringing standard-setting decision management innovations to the marketplace," said Grudnowski. "We believe the year holds great promise for growth in our core products, and we look forward to further expanding the impact of our solutions and technology across industries around the world."

    Company to Host Conference Call

    The company will host a conference call today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to discuss its fourth quarter and fiscal 2005 results, and outlook for fiscal 2006. The call can be accessed live on the Investor Relations section of the company's Web site at www.fairisaac.com, and a replay will be available approximately two hours after the completion of the call through November 30, 2005.

    About Fair Isaac

    Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company's predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company's FICO(R) scores, the standard measure of credit risk, to manage their financial health. For more information, visit www.fairisaac.com.

    Statement Concerning Forward-Looking Information

    Except for historical information contained herein, the statements contained in this news release that relate to Fair Isaac or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company's ability to recruit and retain key technical and managerial personnel, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2004 and Quarterly Report on Form 10-Q for the period ended June 30, 2005. If any of these risks or uncertainties materialize, Fair Isaac's results could differ materially from its expectations. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

    Fair Isaac and FICO are trademarks or registered trademarks of Fair Isaac Corporation, in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.



                        FAIR ISAAC CORPORATION
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     For the Quarters and Years Ended September 30, 2005 and 2004
                 (In thousands, except per share data)
                              (Unaudited)


                             Quarter Ended          Year Ended
                             September 30,         September 30,
                          -------------------   -------------------
                            2005      2004        2005      2004
                          --------- ---------   --------- ---------

Revenues                  $203,297  $190,422    $798,671  $706,206
                          --------- ---------   --------- ---------

Operating expenses:
   Cost of revenues         67,308    68,408     275,065   252,587
   Research and
    development             20,998    21,258      81,295    71,088
   Selling, general and
    administrative          55,621    54,722     223,400   182,374
   Amortization of
    intangible assets        6,260     6,336      25,900    19,064
   Restructuring and
    merger related               -       476           -     1,227
                          --------- ---------   --------- ---------
       Total operating
        expenses           150,187   151,200     605,660   526,340
                          --------- ---------   --------- ---------
Operating income            53,110    39,222     193,011   179,866
Loss on redemption of
 convertible subordinated
 notes                           -   (11,137)          -   (11,137)
Other income (expense),
 net                         1,076    (1,807)      1,077        86
                          --------- ---------   --------- ---------
Income before income taxes  54,186    26,278     194,088   168,815
Provision for income taxes  18,438    11,863      59,540    66,027
                          --------- ---------   --------- ---------
Net income                 $35,748   $14,415    $134,548  $102,788
                          ========= =========   ========= =========


Earnings per share:
   Basic                     $0.55     $0.21       $2.02     $1.47
                          ========= =========   ========= =========
   Diluted (b)               $0.53     $0.19 (a)   $1.86     $1.31 (a)
                          ========= =========   ========= =========


Shares used in computing
 earnings per share:
   Basic                    64,471    69,596      66,556    69,933
                          ========= =========   ========= =========
   Diluted (b)              67,216    80,429 (a)  73,584    82,132 (a)
                          ========= =========   ========= =========

(a) The computation of diluted earnings per share for the quarter ended September 30, 2004, includes 9.1 million shares of common stock issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $1.1 million. The computation of diluted earnings per share for twelve months ended September 30, 2005 and 2004, includes 4.5 million and
    9.1 million shares of common stock, respectively, issuable upon conversion of our senior convertible notes, along with a corresponding adjustment to net income to add back related interest expense, net of tax, of approximately $2.5 million and $4.9 million, respectively.

(b) On March 31, 2005, the Company successfully completed an exchange offer for approximately 99.9% of the principal amount of its senior convertible notes (Old Notes) for new senior convertible notes (New Notes). The dilutive effect of the Company's Old Notes has been calculated using the if-converted method through March 30, 2005. The dilutive effect of the New Notes has been calculated using the treasury stock method since the effective date of the exchange.



                        FAIR ISAAC CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                      September 30, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                           September 30, September 30,
                                               2005          2004
                                           ------------- -------------

ASSETS:
Current assets:
 Cash and cash equivalents                      $82,880      $134,070
 Marketable securities                          146,088       165,235
 Receivables, net                               156,375       140,845
 Prepaid expenses and other current assets       27,337        25,951
                                           ------------- -------------
       Total current assets                     412,680       466,101

Marketable securities and investments            59,087        65,007
Property and equipment, net                      48,436        53,288
Goodwill and intangible assets, net             803,306       825,142
Other noncurrent assets                          27,552        35,241
                                           ------------- -------------
                                             $1,351,061    $1,444,779
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
 Accounts payable and other accrued
  liabilities                                   $50,947       $45,596
 Accrued compensation and employee
  benefits                                       31,373        33,670
 Deferred revenue                                55,837        41,050
                                           ------------- -------------
    Total current liabilities                   138,157       120,316

Senior convertible notes                        400,000       400,000
Other noncurrent liabilities                      7,810         7,992
                                           ------------- -------------
    Total liabilities                           545,967       528,308

Stockholders' equity                            805,094       916,471
                                           ------------- -------------
                                             $1,351,061    $1,444,779
                                           ============= =============




                        FAIR ISAAC CORPORATION
                          REVENUES BY SEGMENT
     For the Quarters and Years Ended September 30, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                  Quarter Ended        Year Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

Strategy machine solutions     $109,578  $115,100  $453,734  $427,647
Scoring solutions                47,758    37,512   167,270   142,834
Professional services            33,383    26,410   129,636    96,715
Analytic software tools          12,578    11,400    48,031    39,010
                               --------- --------- --------- ---------
     Total revenues            $203,297  $190,422  $798,671  $706,206
                               ========= ========= ========= =========





                        FAIR ISAAC CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
            For the Years Ended September 30, 2005 and 2004
                            (In thousands)
                              (Unaudited)

                                                       Year Ended
                                                      September 30,
                                                   -------------------
                                                     2005      2004
                                                   --------- ---------
Cash flows from operating activities:
Net income                                         $134,548  $102,788
Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                      51,517    46,881
  Loss on redemption of convertible subordinated
   notes                                                  -    11,137
  Changes in operating assets and liabilities, net
   of acquisitions                                   (5,082)   14,450
  Other, net                                         33,099    23,893
                                                   --------- ---------
     Net cash provided by operating activities      214,082   199,149
                                                   --------- ---------

Cash flows from investing activities:
Purchases of property and equipment                 (16,414)  (23,204)
Cash paid for acquisitions, net of cash acquired    (41,312) (284,731)
Net activity from marketable securities              32,003   313,119
Other, net                                           22,822     2,234
                                                   --------- ---------
     Net cash provided by (used in) investing
      activities                                     (2,901)    7,418
                                                   --------- ---------

Cash flows from financing activities:
Payments for redemption of convertible subordinated
 notes                                                    -  (153,938)
Proceeds from issuances of common stock              71,867    53,526
Repurchases of common stock                        (328,537) (101,125)
Other, net                                           (5,316)   (4,911)
                                                   --------- ---------
     Net cash used in financing activities         (261,986) (206,448)
                                                   --------- ---------

Effect of exchange rate changes on cash                (385)      568
                                                   --------- ---------

Increase (decrease) in cash and cash equivalents    (51,190)      687
Cash and cash equivalents, beginning of period      134,070   133,383
                                                   --------- ---------
Cash and cash equivalents, end of period            $82,880  $134,070
                                                   ========= =========



Fair Isaac Corporation
Baseline Revenue Analysis
(in thousands)
                                              E = Estimate, A = Actual
----------------------------------------------------------------------
                 BKG'05     Q1A      Q2A      Q3A      Q4A     FY05
----------------------------------------------------------------------
Total Baseline
 Prior to '05            $176,161 $164,445 $158,912 $150,950 $650,468
----------------------------------------------------------------------
Q1-2005A        $115,363   19,385   12,916    9,120    7,622   49,043
Q2-2005A         136,560            18,660   12,402    8,312   39,374
Q3-2005A         143,318                     23,373   16,259   39,632
Q4-2005A         109,728                              20,154   20,154
----------------------------------------------------------------------
Total FY05       504,969   19,385   31,576   44,895   52,347  148,203
----------------------------------------------------------------------
Total Baseline
 Prior to '06    504,969  195,546  196,021  203,807  203,297  798,671
----------------------------------------------------------------------
Q1-2006E
Q2-2006E
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total     $504,969 $195,546 $196,021 $203,807 $203,297 $798,671
======================================================================


---------------------------------------------------------------------
                BKG'06     Q1E      Q2E      Q3E      Q4E     FY06E
----------------------------------------------------------------------
Total Baseline
 Prior to '05           $148,000 $144,000 $141,000 $139,000  $572,000
----------------------------------------------------------------------
Q1-2005A                   5,000    3,500    3,250    3,000    14,750
Q2-2005A                   7,500    6,000    5,500    5,000    24,000
Q3-2005A                   9,000    7,000    6,500    4,500    27,000
Q4-2005A                  12,500    9,000    7,500    5,500    34,500
----------------------------------------------------------------------
Total FY05                34,000   25,500   22,750   18,000   100,250
----------------------------------------------------------------------
Total Baseline
 Prior to '06            182,000  169,500  163,750  157,000   672,250
----------------------------------------------------------------------
Q1-2006E       $140,000   25,000
Q2-2006E
Q3-2006E
Q4-2006E
----------------------------------------------------------------------
Total FY06                25,000
----------------------------------------------------------------------

----------------------------------------------------------------------
Grand Total    $605,000 $207,000
======================================================================




    CONTACT: Fair Isaac Corporation, Minneapolis
             Investors & Analysts:
             John D. Emerick, Jr., 800-213-5542
             or
             JD Bergquist Wood, 800-213-5542
             investor@fairisaac.com